        MassMutual Premier Funds - N-SAR Exhibits

For Period Ending 10/31/07
File No. 811-08690

Item 77E.  Legal Proceedings

On November 6, 2003, the MassMutual Prime Fund (now known as the MassMutual Premier Money Market Fund), the MassMutual Core Bond Fund (now known as the MassMutual Premier Core Bond Fund) and the MassMutual Balanced Fund (now known as the MassMutual Premier Balanced Fund) were each named as a defendant in an adversary proceeding brought by Enron Corp. (“Enron”), as debtor and debtor-in-possession, in the U.S. Bankruptcy Court for the Southern District of New York, in connection with Enron’s Chapter 11 bankruptcy proceeding (In re Enron Corp.). On October 18, 2005, the MassMutual Short-Term Bond Fund (now known as the MassMutual Premier Short-Duration Bond Fund) and the MassMutual Diversified Bond Fund (now known as the MassMutual Premier Diversified Bond Fund) were named as additional defendants in In re Enron Corp. Enron alleges that the dozens of parties named as defendants, including these Funds and certain affiliates of these Funds and Massachusetts Mutual Life Insurance Company (“MassMutual”), were initial transferees of early redemptions or prepayments of Enron commercial paper made shortly before Enron’s bankruptcy in December 2001, or were parties for whose benefit such redemptions or prepayments were made, or were  immediate or mediate transferees of such redemptions or prepayments. It is alleged that these Funds and the other defendants urged Enron to make these prepayments or redemptions prior to the stated maturity of the commercial paper and contrary to the terms of the commercial paper’s original issuing documents, that the transactions depleted Enron’s estate, and that they had the effect of unfairly preferring the holders of commercial paper at the expense of other general unsecured creditors. Enron seeks to avoid each of these transactions and recover these payments, plus interest and court costs, so that all similarly situated creditors of Enron can equally and ratably share the monies.

While these Funds believe that they have valid defenses to all claims raised by Enron, these Funds cannot predict the outcome of this proceeding. The amounts sought to be recovered from the Money Market Fund, the Balanced Fund, the Core Bond Fund, the Short-Duration Bond Fund and the Diversified Bond Fund, plus interest and Enron’s court costs, are approximately $9.7 million, $5.5 million, $3.2 million, $1.3 million and $890 thousand, respectively. If the proceeding were to be decided in a manner adverse to these Funds, or if these Funds enter into a settlement agreement with Enron, the payment of such judgment or settlement could have a material adverse effect on each Fund’s net asset value. To remove any doubt that the Money Market Fund will be able to maintain a net asset value of $1.00 per share due to this proceeding, the Money Market Fund and MassMutual have entered into an indemnification agreement whereby MassMutual has agreed to indemnify the Money Market Fund, to the extent necessary, in order for the Money Market Fund to maintain a net asset value of $1.00 per share, in the event that any liability is incurred or settlement payment is made by the Money Market Fund in connection with this proceeding.
Item 77M. Mergers

The Board of Trustees of the MassMutual Premier Funds unanimously approved an Agreement and Plan of Reorganization (the “Agreement”) between the MassMutual Premier Enhanced Index Value Fund II (“Enhanced Index Value Fund II”) and the MassMutual Premier Enhanced Index Value Fund (“Enhanced Index Value Fund”). The Agreement provided for the transfer of all of the assets and the assumption of all of the liabilities of the Enhanced Index Value Fund II in exchange for shares of the Enhanced Index Value Fund equal in value to the relative net asset value of the outstanding shares of the Enhanced Index Value Fund II (the “Reorganization”). The Reorganization did not require shareholder approval.

Prior to the opening of business on September 17, 2007, the MassMutual Premier Enhanced Index Value Fund acquired all assets and liabilities of the MassMutual Premier Enhanced Index Value Fund II. The acquisition was accomplished by a tax-free exchange of 510,982 Class A shares, 54,818 Class L shares, 186,139 Class Y shares, 16,377,117 Class S shares and 14,363 Class N shares of the Enhanced Index Value Fund II for 353,027 Class A shares, 38,011 Class L shares, 127,576 Class Y shares, 11,169,165 Class S shares and 9,845 Class N shares of the Enhanced Index Value Fund. Enhanced Index Value Fund II’s net assets at that date of $152,349,540, including $3,799,417 of net unrealized appreciation, were combined with those of the Enhanced Index Value Fund.  The aggregate net assets of the Enhanced Index Value Fund immediately before the acquisition were $420,379,056. The combined net assets of the Enhanced Index Value Fund immediately following the acquisition were $572,728,596.

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MassMutual Premier Small Company Opportunities Fund (Series 8)

On May 16, 2007, Registrant purchased 3,600 shares of common stock issued by CAI International Inc. at a price of $15.00 per share, amounting to a $54,000 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Piper Jaffray and William Blair & Company were the brokers from whom the Fund purchased shares.

On June 7, 2007, Registrant purchased 900 shares of common stock issued by Limelight Networks Inc. at a price of $15.00 per share, amounting to a $13,500 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Goldman, Sachs & Company, Piper Jaffray, Morgan Stanley and Friedman Billings Ramsey were the brokers from whom the Fund purchased shares.

On June 27, 2007, Registrant purchased 2,200 shares of common stock issued by Pros Holdings Inc. at a price of $11.00 per share, amounting to a $24,200 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  JP Morgan, Deutsche Bank Securities and Thomas Weisel Partners LLC were the brokers from whom the Fund purchased shares.

On July 17, 2007, Registrant purchased 8,300 shares of common stock issued by Dice Holdings, Inc. at a price of $13.00 per share, amounting to a $107,900 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Morgan Stanley, JP Morgan, Credit Suisse and Lehman Brothers were the brokers from whom the Fund purchased shares.

On September 24, 2007, Registrant purchased 10,200 shares of common stock issued by Concur Technologies, Inc. at a price of $28.50 per share, amounting to a $290,700 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Deutsche Bank and Credit Suisse were the brokers from whom the Fund purchased shares.

On October 24, 2007, Registrant purchased 2,160 shares of common stock issued by Longtop Financial Techno at a price of $17.50 per share, amounting to a $37,800 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Goldman Sachs and Deutsche Bank were the brokers from whom the Fund purchased shares.

MassMutual Premier Main Street Small Cap Fund (Series 30)

On May 16, 2007, Registrant purchased 900 shares of common stock issued by CAI International Inc. at a price of $15.00 per share, amounting to a $13,500 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Piper Jaffray and William Blair & Company were the brokers from whom the Fund purchased shares.

On June 7, 2007, Registrant purchased 200 shares of common stock issued by Limelight Networks Inc. at a price of $15.00 per share, amounting to a $3,000 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Goldman Sachs & Company, Piper Jaffray, Morgan Stanley and Friedman Billings Ramsey were the brokers from whom the Fund purchased shares.

On June 27, 2007, Registrant purchased 600 shares of common stock issued by Pros Holdings Inc. at a price of $11.00 per share, amounting to a $6,600 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  JP Morgan, Deutsche Bank Securities and Thomas Weisel Partners LLC were the brokers from whom the Fund purchased shares.

On July 17, 2007, Registrant purchased 2,200 shares of common stock issued by Dice Holdings, Inc. at a price of $13.00 per share, amounting to a $28,600 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Morgan Stanley, JP Morgan, Credit Suisse and Lehman Brothers were the brokers from whom the Fund purchased shares.

On September 24, 2007, Registrant purchased 2,900 shares of common stock issued by Concur Technologies, Inc. at a price of $28.50 per share, amounting to an $82,650 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Deutsche Bank and Credit Suisse were the brokers from whom the Fund purchased shares.

On October 24, 2007, Registrant purchased 652 shares of common stock issued by Longtop Financial Techno at a price of $17.50 per share, amounting to a $11,410 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Goldman Sachs and Deutsche Bank were the brokers from whom the Fund purchased shares.

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